Exhibit 5.1

December 27, 2012

Li3 Energy, Inc.

Marchant Pereira 150 Of. 803

Providencia, Santiago de Chile

Chile

Gentlemen:

You have requested our opinion, as counsel for Li3 Energy, Inc., a Nevada corporation (the “Company”), in connection with registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in the prospectus of up to (i) 127,750,000 shares of common stock, par value $0.001 per share, (ii) 50,000 shares issuable upon the 100,000 five-year A Warrants to purchase one-half share of your common stock, at an exercise price of $0.51 per whole share (the “A Warrant Shares”); and (iii) 50,000 shares issuable upon the exercise of 100,000 five-year B Warrants to purchase one-half share of your common stock, at an exercise price of $0.75 per whole share (the “B Warrant Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock to be sold by the selling security-holders as well as the A Warrant Shares and B Warrant Shares, have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Revised Statues and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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